Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK	FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC
Stacy Berns/Melissa Jaffin
(212) 994-4660
HAMPSHIRE GROUP ENTERS INTO STOCK PURCHASE AND SETTLEMENT AGREEMENT WITH LUDWIG KUTTNER
New York, N.Y. — August 4, 2008 — Hampshire Group, Limited (Pink Sheets: HAMP.PK) today announced that it had purchased 2,390,340 shares of its common stock, approximately 30% of the outstanding common stock, for a purchase price per share of $5.00, aggregating $11,951,700, from Ludwig Kuttner, his family and an affiliate.
At the same time of such purchase, Mr. Kuttner paid Hampshire $1,554,000 and exchanged mutual releases with Hampshire to settle claims asserted by Hampshire in a lawsuit in the Delaware Court of Chancery and Mr. Kuttner’s claims in an arbitration for wrongful discharge. Hampshire’s claims arose from Hampshire’s Audit Committee investigation of Mr. Kuttner. Mr. Kuttner also resigned as a Director of Hampshire. The net cash paid to Mr. Kuttner, his family and affiliate at the time of purchase was $10,397,700.
Michael C. Jackson, Chairman of the Board of Directors, said, “Our board believes that the stock purchase and litigation settlement with Mr. Kuttner is in the best interest of the Hampshire stockholders. In addition to the accretive value of the stock purchase, which directly benefits the stockholders, the resolution of the arbitration and the Delaware litigation with Mr. Kuttner will eliminate both an ongoing cost and the burden that litigation imposes on Hampshire stockholders and management.”

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company’s business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; loss or inability to renew certain licenses; use of foreign suppliers to manufacture our products; failure to deliver quality products in a timely manner; chargebacks and margin support payments; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; investigations by government agencies and other potential litigation; material potential future restatements of our financial statements; and loss of certain key personnel.
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